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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
         of the Securities Exchange Act of 1934 or Suspension of Duty to
                 File Reports Under Section 13 and 15(d) of the
                        Securities Exchange Act of 1934.


                                       0-25174 (Sirrom Capital Corporation)
                                    --------------------------------------------
                                               (Commission File Number)


                           SIRROM CAPITAL CORPORATION
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             (Exact name of registrant as specified in its charter)


    500 Church Street, Suite 200, Nashville, Tennessee 37219; (615) 256-0701
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


            Common Stock, No Par Value of Sirrom Capital Corporation
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            (Title of each class of securities covered by this Form)


                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [X]            Rule 12h-3(b)(1)(ii)     [ ]
         Rule 12g-4(a)(1)(ii)    [ ]            Rule 12h-3(b)(2)(i)      [ ]
         Rule 12g-4(a)(2)(i)     [ ]            Rule 12h-3(b)(2)(ii)     [ ]
         Rule 12g-4(a)(2)(ii)    [ ]            Rule 15d-6               [ ]
         Rule 12h-3(b)(1)(i)     [X]

 Approximate number of holders of record as of the certification or notice date:
                                      One*
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*Following consummation of the merger of FINOVA Acquisition Corp., a Delaware corporation, with and into Sirrom Capital Corporation, with Sirrom as the surviving entity, The FINOVA Group Inc. will be the sole shareholder of Sirrom Capital Corporation.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Sirrom Capital Corporation, a Tennessee corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 22, 1999                  SIRROM CAPITAL CORPORATION


                                      By: /s/ Carl W. Stratton
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                                      Name:   Carl W. Stratton
                                           -----------------------------------
                                      Title:  Chief Financial Officer
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